EX-99.77E LEGAL PROCEEDINGS

Certain Legal Matters
The Advisor and the Distributor (collectively, the BofA Group) remain subject to a settlement agreement with the New York Attorney General (NYAG) (the NYAG Settlement) and a settlement order with the SEC (the SEC Order) on matters relating to mutual fund trading, each dated February 9, 2005. The NYAG Settlement, among other things, requires the Advisor and its affiliates to make certain disclosures to investors relating to expenses. In connection with the BofA Group providing services to the BofA Funds, the BofA Funds have voluntarily undertaken to implement certain governance measures designed to maintain the independence of its Board and certain special consulting and compliance measures. Under the terms of the SEC Order, the BofA Group (or predecessor or affiliated entities) agreed, among other things, to: pay disgorgement and civil money penalties; cease and desist from violations of the antifraud provisions and certain other provisions of the federal securities laws; and maintain certain compliance and ethics oversight structures.